Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of Arno Therapeutics, Inc. on Form S-1 of our report dated March 31, 2015, which included an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern, on the financial statements of Arno Therapeutics, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

New York, New York
March 11, 2016